Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Amendment No. 3 to Schedule 13D/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Amendment No. 3 to Schedule 13D/A will be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each will be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but will not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is not accurate. It is understood and agreed that a copy of this Joint Filing Agreement will be attached as an exhibit of the foregoing statement on Amendment No. 3 to Schedule 13D/A.

Dated:	November 7, 2018	By:	/s/ Michael Brauser
Michael Brauser

GRANDER HOLDINGS, INC. 401K

Dated:	November 7, 2018	By:	/s/ Michael Brauser
Michael Brauser, Trustee

BIRCHTREE CAPITAL, LLC

Dated:	November 7, 2018	By:	/s/ Michael Brauser
Michael Brauser, Manager

BSIG, LLC

Dated:	November 7, 2018	By:	/s/ Michael Brauser
Michael Brauser, Manager

BETSY & MICHAEL BRAUSER CHARITABLE FAMILY FOUNDATION

Dated:	November 7, 2018	By:	/s/ Michael Brauser
Michael Brauser, Director